EXHIBIT 21.1

         LIST OF SUBSIDIARIES OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                                 (THE "COMPANY")

INDUSTRIAL WASTE MANAGEMENT SERVICES

Perma-Fix of Fort Lauderdale, Inc. ("PFFL"), a Florida corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Dayton, Inc. ("PFD"), an Ohio corporation, is a 100% owned subsidiary of the Company.

Perma-Fix Treatment Services, Inc. ("PFTS"), an Oklahoma corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Memphis, Inc. ("PFM"), a Tennessee corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Orlando, Inc. ("PFO"), a Florida Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of South Georgia, Inc. ("PFSG"), a Georgia Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Michigan, Inc., ("PFMI") a Michigan Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Maryland, Inc., ("PFMD") a Maryland Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Pittsburgh, Inc., ("PFP") a Pennsylvania Corporation, is a 100% owned subsidiary of the Company.

NUCLEAR WASTE MANAGEMENT SERVICES

Perma-Fix of Florida, Inc. ("PFF"), a Florida corporation,. is a 100% owned subsidiary of the Company.

Diversified Scientific Services, Inc., ("DSSI") a Tennessee Corporation, is a 100% owned subsidiary of the Company.

East Tennessee Materials and Energy Corporation, ("M&EC") a Tennessee Corporation, is a 100% owned subsidiary of the Company.

CONSULTING SERVICES

Schreiber, Yonley & Associates ("SYA"), a Missouri corporation, is a 100% owned subsidiary of IWM.

Industrial Waste Management, Inc. ("IWM"), a Missouri corporation, is a 100% owned subsidiary of the Company.